Plexus Announces Fiscal Fourth Quarter and Fiscal Year 2021 Financial Results
NEENAH, WI – October 27, 2021 - Plexus Corp. (NASDAQ: PLXS) today announced financial results for our fiscal fourth quarter and fiscal year ended October 2, 2021, and guidance for our fiscal first quarter ending January 1, 2022.
•Fiscal fourth quarter revenue of $843 million, GAAP operating margin of 5.0% and GAAP diluted EPS of $1.16, including $0.23 of stock-based compensation expense
•Fiscal 2021 revenue of $3.4 billion, GAAP operating margin of 5.2% and GAAP diluted EPS of $4.76, including $0.85 of stock-based compensation expense
•Initiates fiscal first quarter 2022 revenue guidance of $825 to $865 million with GAAP diluted EPS of $1.01 to $1.17, including $0.21 of stock-based compensation expense.

	Three Months Ended
	Oct 2, 2021	Oct 2, 2021	Jan 1, 2022
	Q4F21 Results	Q4F21 Guidance	Q1F22 Guidance
Summary GAAP Items
Revenue (in millions)	$843	$875 to $915	$825 to $865
Operating margin	5.0%	4.8% to 5.2%	4.6% to 5.0%
Diluted EPS (1)	$1.16	$1.13 to $1.29	$1.01 to $1.17

Summary Non-GAAP Items (2)
Return on invested capital (ROIC)	15.4%
Economic return	7.3%

(1)	Includes stock-based compensation expense of $0.23 for Q4F21 results, $0.22 for Q4F21 guidance, and $0.21 for Q1F22 guidance.
(2)	Refer to Non-GAAP Supplemental Information in Tables 1 and 2 for non-GAAP financial measures and a reconciliation to GAAP.
Fiscal Fourth Quarter 2021 Information
•Won 38 manufacturing programs during the quarter representing $251 million in annualized revenue when fully ramped into production
•Trailing four quarter wins total $1.0 billion in annualized revenue when fully ramped into production
•Purchased $29.3 million of our shares at an average price of $88.39 per share under our share repurchase programs. $46.9 million of our current $50 million authorization remains available to repurchase shares.
Fiscal Year 2021 Information
•GAAP diluted EPS of $4.76, an increase of 21% from fiscal 2020
•ROIC of 15.4%, delivering an economic return of 730 basis points above our weighted average cost of capital of 8.1%
•Purchased $108.5 million of our shares at an average price of $84.78 per share under our share repurchase programs

Todd Kelsey, President and CEO, commented, "I am proud of the resilience and unyielding focus on operational excellence of our more than 19,000 Plexus team members. Their actions during fiscal 2021 were foundational to advancing our vision to help create the products that build a better world. Plexus delivered robust 21% growth in GAAP EPS for fiscal 2021 as well as significant economic return on essentially flat revenue. Challenges associated with the COVID-19 pandemic and worsening supply chain shortages impacted our ability to support demand that was well in excess of our fiscal 2021 revenue. For our fiscal fourth quarter, we delivered revenue of $843 million, which fell short of our forecast given unanticipated supply chain shortages and workforce absences resulting from the pandemic. Despite the revenue shortfall, our GAAP operating margin of 5.0% and GAAP EPS of $1.16 were consistent with our guidance given our team’s focus on cost control, a strong start of a new Aftermarket Services program and continued robust demand for Engineering Solutions across all of our regions."

Mr. Kelsey continued, "Fiscal 2021 represented a record year for new manufacturing program wins. We exited fiscal 2021 with trailing four-quarter wins of $1.03 billion, an increase of 8% year-over-year. In addition, our team engaged with 22 new customers. These engagements create a significant opportunity to drive incremental new manufacturing program wins and, in turn, revenue growth in future quarters."

Patrick Jermain, Executive Vice President and CFO, commented, "For fiscal 2021, we delivered return on invested capital of 15.4%. This equates to an economic return of 730 basis points above our weighted average cost of capital, creating substantial shareholder value. Strong operating performance while maintaining consistent year-over-year invested capital led to a 140 basis point improvement in our ROIC compared to fiscal 2020. We exited fiscal 2021 delivering $85 million in free cash flow, with all three of our regions generating positive free cash flow. All free cash flow was allocated to repurchasing approximately $109 million of stock under our share repurchase programs for the year, continuing our commitment to shareholder returns."

Mr. Kelsey further commented, "In light of the constrained component market, we are guiding fiscal first quarter revenue of $825 to $865 million. We forecast continued solid operating performance and are guiding GAAP operating margin of 4.6% to 5.0% and GAAP diluted EPS of $1.01 to $1.17. Our guidance assumes supply chain constraints and COVID-19, including potential vaccination and testing mandates, do not further materially impact end markets or our operations."

Mr. Kelsey concluded, "As we look to fiscal 2022, customer demand remains robust as a result of improved end markets, new program wins and our participation in secular growth markets and far exceeds our 9% to 12% revenue growth goal. However, supply chain constraints are a limiting factor in our ability to fulfill all the available demand. We continue to believe that we will achieve quarterly sequential revenue growth while delivering industry-leading GAAP operating margin throughout fiscal 2022."

Quarterly & Annual Comparison	Three Months Ended			Twelve Months Ended
(in thousands, except EPS)	Oct 2, 2021	Jul 3, 2021	Oct 3, 2020	Oct 2, 2021	Oct 3, 2020
Revenue	$843,238	$814,387	$913,227	$3,368,865	$3,390,394
Gross profit	78,967	74,050	89,190	323,296	312,706
Operating income	42,342	36,373	50,376	176,268	153,372
Net income	33,341	27,609	37,705	138,912	117,479
Diluted EPS	$1.16	$0.95	$1.26	$4.76	$3.93

Gross margin	9.4%	9.1%	9.8%	9.6%	9.2%
Operating margin	5.0%	4.5%	5.5%	5.2%	4.5%

ROIC (1)	15.4%	15.9%	14.0%	15.4%	14.0%
Economic return (1)	7.3%	7.8%	5.2%	7.3%	5.2%

(1) Refer to Non-GAAP Supplemental Information in Tables 1 and 2 for non-GAAP financial measures discussed and/or disclosed in this release, such as adjusted operating margin, adjusted net income, adjusted diluted EPS, ROIC and economic return, and a reconciliation of these measures to their comparable GAAP measures.

Business Segment and Market Sector Revenue
Plexus measures operational performance and allocates resources on a geographic segment basis. Plexus also reports revenue based on the market sector breakout set forth in the table below, which reflects Plexus’ market sector focused strategy. Top 10 customers comprised 56% of revenue during both the fourth quarter of fiscal 2021 and 2020. This is up one percentage point from the third quarter of fiscal 2021. For both fiscal 2021 and 2020, top 10 customers comprised 55% of revenue.

Business Segments ($ in millions)	Three Months Ended			Twelve Months Ended
	Oct 2, 2021	Jul 3, 2021	Oct 3, 2020	Oct 2, 2021	Oct 3, 2020
Americas	$307	$319	$334	$1,318	$1,328
Asia-Pacific	494	447	503	1,851	1,824
Europe, Middle East, and Africa	74	76	99	313	349
Elimination of inter-segment sales	(32)	(28)	(23)	(113)	(111)
Total Revenue	$843	$814	$913	$3,369	$3,390

Market Sectors ($ in millions)	Three Months Ended						Twelve Months Ended
	Oct 2, 2021		Jul 3, 2021		Oct 3, 2020		Oct 2, 2021		Oct 3, 2020
Industrial (1)	$392	46%	$372	46%	$427	46%	$1,549	46%	$1,521	45%
Healthcare/Life Sciences	333	40%	324	40%	345	38%	1,327	39%	1,258	37%
Aerospace/Defense	118	14%	118	14%	141	16%	493	15%	611	18%
Total Revenue	$843		$814		$913		$3,369		$3,390

(1) At the beginning of fiscal 2021, Plexus consolidated the previously reported Industrial/Commercial and Communications market sectors to form the Industrial market sector. Prior period amounts have been reclassified to conform to the current period presentation.

Non-GAAP Supplemental Information
Plexus provides non-GAAP supplemental information, such as ROIC, economic return and free cash flow, because such measures are used for internal management goals and decision making, and because they provide management and investors with additional insight into financial performance. In addition, management uses these and other non-GAAP measures, such as adjusted operating income, adjusted operating margin, adjusted net income and adjusted diluted EPS, to provide a better understanding of core performance for purposes of period-to-period comparisons. Plexus believes that these measures are also useful to investors because they provide further insight by eliminating the effect of non-recurring items that are not reflective of continuing operations. For a full reconciliation of non-GAAP measures to comparable GAAP measures, please refer to the attached Non-GAAP Supplemental Information Tables.

ROIC and Economic Return
ROIC for fiscal year 2021 was 15.4%. Plexus defines ROIC as tax-effected annualized adjusted operating income divided by average invested capital over a five-quarter period for the fiscal year. Invested capital is defined as equity plus debt and operating lease obligations, less cash and cash equivalents. Plexus' weighted average cost of capital for fiscal 2021 was 8.1%. ROIC for fiscal year 2021 less Plexus’ weighted average cost of capital resulted in an economic return of 7.3%.

Free Cash Flow
Plexus defines free cash flow as cash flows provided by operations less capital expenditures. For the three months ended October 2, 2021, cash flows provided by operations was $11.0 million, less capital expenditures of $22.7 million, resulting in free cash flow of $(11.7) million. For the fiscal year ended October 2, 2021, cash flows provided by operations was $142.6 million, less capital expenditures of $57.1 million, resulting in free cash flow of $85.5 million.

Cash Cycle Days	Three Months Ended
	Oct 2, 2021	Jul 3, 2021	Oct 3, 2020
Days in Accounts Receivable	56	52	48
Days in Contract Assets	13	13	11
Days in Inventory	116	108	85
Days in Accounts Payable	(76)	(71)	(57)
Days in Cash Deposits	(24)	(22)	(18)
Annualized Cash Cycle *	85	80	69
* We calculate cash cycle as the sum of days in accounts receivable, days in contract assets and days in inventory, less days in accounts payable and days in cash deposits.

Conference Call and Webcast Information

What:	Plexus Fiscal 2021 Q4 Earnings Conference Call and Webcast
When:	Thursday, October 28, 2021 at 8:30 a.m. Eastern Time
Where:
Participants are encouraged to join the live webcast at the investor relations section of the Plexus website, https://plexus.gcs-web.com/events-and-presentations/upcoming-events, where a slide presentation reviewing fiscal fourth quarter and fiscal year 2021 results will also be made available ahead of the conference call.

Conference Call: +1.866.922.5180 with passcode: 1489450

Replay:	The webcast will be archived on the Plexus website and available via telephone replay at +1.855.859.2056 or +1.404.537.3406 with passcode: 1489450

Investor and Media Contact
Shawn Harrison
+1.920.969.6325
shawn.harrison@plexus.com
About Plexus
Since 1979, Plexus has been partnering with companies to create the products that build a better world. We are a team of over 19,000 individuals who are dedicated to providing Design and Development, Supply Chain Solutions, New Product Introduction, Manufacturing and Aftermarket Services. Plexus is a global leader that specializes in serving customers in industries with highly complex products and demanding regulatory environments. Plexus delivers customer service excellence to leading companies by providing innovative, comprehensive solutions throughout a product’s lifecycle. For more information about Plexus, visit our website at www.plexus.com.
Safe Harbor and Fair Disclosure Statement
The statements contained in this press release that are guidance or which are not historical facts (such as statements in the future tense and statements including believe, expect, intend, plan, anticipate, goal, target and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include the evolving effect, which may intensify, of COVID-19 on our employees, customers, suppliers, and logistics providers, including the impact of governmental actions being taken to curtail the spread of the virus. Other risks and uncertainties include, but are not limited to: the effects of shortages and delays in obtaining components as a result of economic cycles, natural disasters or otherwise; the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the lack of visibility of future orders, particularly in view of changing economic conditions; the economic performance of the industries, sectors and customers we serve; the effects of tariffs, trade disputes, trade agreements and other trade protection measures; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the risks of concentration of work for certain customers; the particular risks relative to new or recent customers, programs or services, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the effects of start-up costs of new programs and facilities or the costs associated with the closure or consolidation of facilities; possible unexpected costs and operating disruption in transitioning programs, including transitions between Company facilities; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; our ability to manage successfully and execute a complex business model characterized by high product mix and demanding quality, regulatory, and other requirements; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; risks related to information technology systems and data security; the ability to realize anticipated savings from restructuring or similar actions, as well as the adequacy of related charges as compared to actual expenses; increasing regulatory and compliance requirements; the effects of U.S. Tax Reform, any tax law changes as a result of change in U.S. presidential administration, and of related foreign jurisdiction tax developments; current or potential future barriers to the repatriation of funds that are currently held outside of the United States as a result of actions taken by other countries or otherwise; the potential effects of jurisdictional results on our taxes, tax rates, and our ability to use deferred tax assets and net operating losses; the weakness of areas of the global economy; the effect of changes in the pricing and margins of products; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the effects of changes in economic conditions, political conditions and tax matters in the United States and in the other countries in which we do business (including as a result of the United Kingdom’s exit from the European Union); the potential effect of other world or local events or other events outside our control (such as changes in energy prices, terrorism, global health epidemics and weather events); the impact of increased competition; an inability to successfully manage human capital; changes in financial accounting standards; and other risks detailed herein and in our other Securities and Exchange Commission filings, particularly in Risk Factors contained in our fiscal 2020 Form 10-K and subsequently filed quarterly reports on Form 10-Q.

PLEXUS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	Oct 2,	Oct 3,	Oct 2,	Oct 3,
	2021	2020	2021	2020
Net sales	$843,238	$913,227	$3,368,865	$3,390,394
Cost of sales	764,271	824,037	3,045,569	3,077,688
Gross profit	78,967	89,190	323,296	312,706
Operating expenses:
Selling and administrative expenses	36,625	38,814	143,761	153,331
Restructuring and impairment charges	—	—	3,267	6,003
Operating income	42,342	50,376	176,268	153,372
Other income (expense):
Interest expense	(3,159)	(4,228)	(14,253)	(16,162)
Interest income	300	332	1,372	1,878
Miscellaneous, net	(54)	(1,072)	(2,976)	(3,691)
Income before income taxes	39,429	45,408	160,411	135,397
Income tax expense	6,088	7,703	21,499	17,918
Net income	$33,341	$37,705	$138,912	$117,479
Earnings per share:
Basic	$1.18	$1.29	$4.86	$4.02
Diluted	$1.16	$1.26	$4.76	$3.93
Weighted average shares outstanding:
Basic	28,179	29,153	28,575	29,195
Diluted	28,775	29,857	29,167	29,916

PLEXUS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	Oct 2,	Oct 3,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$270,172	$385,807
Restricted cash	341	2,087
Accounts receivable	519,684	482,086
Contract assets	115,283	113,946
Inventories	972,312	763,461
Prepaid expenses and other	53,094	31,772
Total current assets	1,930,886	1,779,159
Property, plant and equipment, net	395,094	383,661
Operating lease right-of-use assets	72,087	69,879
Deferred income taxes	27,385	21,422
Other assets	36,441	35,727
Total non-current assets	531,007	510,689
Total assets	$2,461,893	$2,289,848

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and finance lease obligations	$66,313	$146,829
Accounts payable	634,969	516,297
Customer deposits	204,985	159,972
Accrued salaries and wages	75,394	76,927
Other accrued liabilities	147,042	103,492
Total current liabilities	1,128,703	1,003,517
Long-term debt and finance lease obligations, net of current portion	187,033	187,975
Accrued income taxes payable	47,974	53,899
Long-term operating lease liabilities	37,970	36,779
Deferred income taxes	5,677	6,433
Other liabilities	26,304	23,765
Total non-current liabilities	304,958	308,851
Total liabilities	1,433,661	1,312,368
Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized,
53,849 and 53,525 shares issued, respectively,
and 28,047 and 29,002 shares outstanding, respectively	538	535
Additional paid-in-capital	639,778	621,564
Common stock held in treasury, at cost, 25,802 and 24,523, respectively	(1,043,091)	(934,639)
Retained earnings	1,433,991	1,295,079
Accumulated other comprehensive loss	(2,984)	(5,059)
Total shareholders’ equity	1,028,232	977,480
Total liabilities and shareholders’ equity	$2,461,893	$2,289,848

PLEXUS CORP. AND SUBSIDIARIES
NON-GAAP SUPPLEMENTAL INFORMATION Table 1
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	Oct 2,	Jul 3,	Oct 3,	Oct 2,	Oct 3,
	2021	2021	2020	2021	2020
Operating income, as reported	$42,342	$36,373	$50,376	$176,268	$153,372
Operating margin, as reported	5.0%	4.5%	5.5%	5.2%	4.5%

Non-GAAP adjustments:
Restructuring and impairment charges (1)	—	1,238	—	3,267	6,003
Adjusted operating income	$42,342	$37,611	$50,376	$179,535	$159,375
Adjusted operating margin	5.0%	4.6%	5.5%	5.3%	4.7%

Net income, as reported	$33,341	$27,609	$37,705	$138,912	$117,479

Non-GAAP adjustments:
Restructuring and impairment charges, net of tax (1)	—	1,108	—	2,924	5,373
Special tax impacts (2)	—	—	—	—	(814)
Adjusted net income	$33,341	$28,717	$37,705	$141,836	$122,038

Diluted earnings per share, as reported	$1.16	$0.95	$1.26	$4.76	$3.93

Non-GAAP per share adjustments:
Restructuring and impairment charges, net of tax (1)	—	0.04	—	0.10	0.18
Special tax impacts (2)	—	—	—	—	(0.03)
Adjusted diluted earnings per share	$1.16	$0.99	$1.26	$4.86	$4.08

(1)	During the twelve months ended October 2, 2021, restructuring and impairment charges of $3.3 million, or $2.9 million net of taxes, were incurred.

During the twelve months ended October 3, 2020, restructuring and impairment charges of $6.0 million, or $5.4 million net of taxes, were incurred due to the previously announced closure of our Boulder Design Center.
(2)
During the twelve months ended October 3, 2020, there was $1.9 million in tax benefits related to U.S. foreign tax credit regulations issued during the fiscal year, partially offset by $1.1 million of tax expense as a result of special tax items.

PLEXUS CORP. AND SUBSIDIARIES
NON-GAAP SUPPLEMENTAL INFORMATION Table 2
(in thousands)
(unaudited)

ROIC and Economic Return Calculations	Twelve Months Ended		Nine Months Ended		Twelve Months Ended
	Oct 2,		Jul 3,		Oct 3,
	2021		2021		2020
Operating income, as reported		$176,268		$133,926		$153,372
Restructuring and impairment charges	+	3,267	+	3,267	+	6,003
Adjusted operating income		$179,535		$137,193		$159,375
			÷	3
				$45,731
			x	4
Adjusted annualized operating income		$179,535		$182,924		$159,375
Adjusted effective tax rate	x	13%	x	13%	x	14%
Tax impact		23,340		23,780		22,313
Adjusted operating income (tax effected)		$156,195		$159,144		$137,062

Average invested capital	÷	$1,014,742	÷	$1,003,614	÷	$979,981

ROIC		15.4%		15.9%		14.0%
Weighted average cost of capital	-	8.1%	-	8.1%	-	8.8%
Economic return		7.3%		7.8%		5.2%

	Three Months Ended
Average Invested Capital	Oct 2,	Jul 3,	Apr 3,	Jan 2,	Oct 3,
Calculations	2021	2021	2021	2021	2020
Equity	$1,028,232	$1,020,450	$1,013,952	$1,006,959	$977,480
Plus:
Debt and finance lease obligations - current	66,313	60,468	50,229	148,408	146,829
Operating lease obligations - current (1) (2)	9,877	9,130	9,314	9,351	7,724
Debt and finance lease obligations - long-term	187,033	187,690	188,730	188,148	187,975
Operating lease obligations - long-term (2)	37,970	33,193	34,751	37,052	36,779
Less:
Cash and cash equivalents	(270,172)	(303,255)	(294,370)	(356,724)	(385,807)
	$1,059,253	$1,007,676	$1,002,606	$1,033,194	$970,980

	Three Months Ended
Average Invested Capital	Jul 4,	Apr 4,	Jan 4,	Sept 28,
Calculations	2020	2020	2020	2019
Equity	$944,821	$892,558	$908,372	$865,576
Plus:
Debt and finance lease obligations - current	145,993	107,880	67,847	100,702
Operating lease obligations - current (1) (2)	8,061	8,546	9,102	—
Debt and finance lease obligations - long-term	188,626	186,327	186,827	187,278
Operating lease obligations - long-term (2)	38,077	39,617	41,764	—
Less:
Cash and cash equivalents	(296,545)	(225,830)	(252,914)	(223,761)
	$1,029,033	$1,009,098	$960,998	$929,795

(1)	Included in other accrued liabilities on the Condensed Consolidated Balance Sheets.
(2)	In the fiscal first quarter of 2020, Plexus adopted and applied Topic 842 to all leases using the modified retrospective method of adoption. The prior year comparative information has not been restated and continues to be reported under the accounting standards in effect for fiscal 2019.